As filed with the Securities and Exchange Commission on May 7, 2004
Registration No. 333-112997

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1

to
Form S-4
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
BROADCOM CORPORATION
(Exact name of Registrant as specified in its charter)

California	3674	33-0480482
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

16215 Alton Parkway

Irvine, California 92618
(949) 450-8700
(Address, including zip code, and telephone number, including area code, of each registrant’s principal executive offices)

David A. Dull, Esq.

Vice President of Business Affairs, General Counsel and Secretary
Broadcom Corporation
16215 Alton Parkway
Irvine, California 92618
(949) 450-8700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Charles K. Ruck, Esq.
Derek D. Dundas, Esq.
Latham & Watkins LLP
650 Town Center Drive, Suite 2000
Costa Mesa, California 92626
(714) 540-1235

          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement is declared effective.

          If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.     ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion, Dated May 7, 2004

PROSPECTUS

30,000,000 Shares

BROADCOM CORPORATION

CLASS A COMMON STOCK

($0.0001 par value per share)

          This prospectus registers Class A common stock we may issue in acquisition transactions that we may make from time to time. These acquisitions of assets, businesses or securities, whether by purchase, merger, or any other form of business combination, will be made at negotiated prices. The total number of shares issued to consummate any of these acquisitions will be determined through arms length negotiations and we expect that such number will be reasonably related to the prevailing market price of our Class A common stock at the time an acquisition agreement is entered into or at or about the time the acquisition is consummated. We do not expect to receive any cash proceeds when we issue Class A common stock registered by this prospectus.

          Our Class A common stock is traded on the Nasdaq National Market under the symbol “BRCM.”

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2004.

FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
PROSPECTUS SUMMARY
ABOUT BROADCOM
USE OF PROCEEDS
EXPERTS
VALIDITY OF THE SECURITIES
PART II
SIGNATURES
BROADCOM CORPORATION REGISTRATION STATEMENT ON FORM S-4
EXHIBIT INDEX
EXHIBIT 23.1

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement. This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or make a sale pursuant to this prospectus or a supplement, we are not implying that the information is current as of the date of the delivery or sale.

      When used in this prospectus, the terms “Broadcom,” “we,” “our” and “us” refer to Broadcom Corporation and its consolidated subsidiaries, unless otherwise specified.

FORWARD-LOOKING STATEMENTS

      All statements included in this prospectus, any accompanying prospectus supplement and the documents they incorporate by reference, other than statements or characterizations of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” similar expressions, and variations or negatives of these words. These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Reference is made in particular to forward-looking statements regarding product sales, expenses, earnings per share, liquidity and capital resources and trends.

      Important factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition are discussed in more detail under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K for the year ended December 31, 2003 and other documents that we file with the SEC. You may obtain copies of these documents as described under “Where You Can Find More Information” below.

      Except as required under the federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also obtain copies of these materials by mail at prescribed rates by writing to the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The Commission also maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). You can inspect reports and other information we file at the office of National Association of Securities Dealers, 1735 K Street, N.W., Washington, D.C., 20006.

      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents we filed with the SEC pursuant to Section 13 of the Exchange Act of 1934, as amended, or the Exchange Act:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

•	The Definitive Proxy Statement for our 2004 Annual Meeting of Shareholders as filed on Schedule 14A on March 29, 2004;

•	Current Report on Form 8-K filed on April 16, 2004;

•	All of our filings pursuant to the Exchange Act after the date of our filing of the initial registration statement and prior to the effectiveness of the registration statement; and

•	The description of our Class A common stock contained in our registration statement on Form 8-A filed with the SEC on April 6, 1998, including any amendment or report filed for the purpose of updating that description.

      Also incorporated by reference into this prospectus are all documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or Exchange Act, after the date of this prospectus and before we stop offering the securities described in this prospectus. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. Unless expressly incorporated into this registration statement, a report furnished on Form 8-K under the Exchange Act shall not be incorporated by reference into this registration statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

      If you are a shareholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents are available from us without charge, excluding all exhibits not specifically incorporated by reference into this prospectus. You may request a copy of these documents by writing or telephoning us at the following address:

Investor Relations
Broadcom Corporation
P.O. Box 57013
Irvine, California 92619

      You should rely only on the information incorporated by reference or provided in this prospectus and any supplement. We have not authorized anyone else to provide you with different information.

PROSPECTUS SUMMARY

      This document serves as a prospectus of Broadcom Corporation to register 30,000,000 shares of our Class A common stock, par value $0.0001 per share, which we plan to use in acquisition transactions from time to time in connection with the acquisition of assets, stock or businesses, whether by purchase, merger or any other form of business combination. It is expected that the terms of these acquisitions will be determined by direct negotiations with the owners or controlling persons of the assets, businesses or securities to be acquired, and that the shares of Class A common stock issued will be valued at prices reasonably related to the market price of our Class A common stock either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. In addition to shares of our Class A common stock, consideration for these acquisitions may consist of any consideration permitted by applicable law, including, without limitation, the payment of cash, the issuance of a note or other form of indebtedness, the assumption of liabilities or any combination of these items.

      The Class A common stock we issue pursuant to this prospectus and applicable prospectus supplement or post effective amendment in these transactions may be reoffered pursuant to this prospectus by the holders thereof from time to time in transactions on the Nasdaq National Market, in negotiated transactions, in block trades, through the writing of options on securities, or any combination of these methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing prices or at negotiated prices. These selling holders may sell their shares of common stock to or through broker-dealers, and the broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers of shares for whom the broker-dealer may act as agent or to whom they may sell as principal or both.

      In addition, we may issue our Class A common stock pursuant to this prospectus and applicable prospectus supplement or post-effective amendment to acquire the assets, stock or business of debtors in cases under the United States Bankruptcy Code, which may constitute all or a portion of the debtor’s assets, stock or business. The Class A common stock we issue in these transactions may be sold by the debtor or its stockholders for cash from time to time in market transactions or it may be transferred by the debtor in satisfaction of claims by creditors under a plan of reorganization approved by the applicable U.S. Bankruptcy Court or otherwise transferred in accordance with the Bankruptcy Code.

      We will bear all expenses in connection with the registration of the Class A common stock being resold by selling holders, other than selling discounts and commissions and fees and expenses of the selling holders. The terms for the issuance of common stock may include provisions for the indemnification of the selling holders for specified civil liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act. The selling holders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of stock by them and any discounts, concessions or commissions received by any of these underwriters, brokers, dealers or agents may constitute underwriting discounts and commissions under the Securities Act.

      The shares of Broadcom Class A common stock to be issued in connection with an acquisition made pursuant to this prospectus will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Broadcom Class A common stock issued to any person who is deemed to be an “affiliate” of the company being acquired. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with the company being acquired and may include some of its officers and directors as well as its principal stockholders. Pursuant to Rule 145(c) under the Securities Act, the affiliates of the company being acquired may not sell their shares of Class A common stock issued pursuant to this prospectus except under:

•	An effective registration statement under the Securities Act covering the resale of those shares;

•	An exemption under paragraph (d) of Rule 145 under the Securities Act; or

•	Any other exemption under the Securities Act that may be relied upon in the opinion of legal counsel reasonably acceptable to Class A common stock.

      Broadcom’s registration statement on Form S-4, of which this prospectus forms a part, does not cover the resale of shares of Class A common stock to be received by affiliates of companies being acquired pursuant to this prospectus.

ABOUT BROADCOM

      Broadcom Corporation is a leading provider of highly integrated semiconductor solutions that enable broadband communications and networking of voice, video and data services. We design, develop and supply complete system-on-a-chip solutions incorporating digital, analog, radio frequency, microprocessor and digital signal processing technologies, as well as related hardware and software system-level applications. Our diverse product portfolio addresses every major broadband communications market and includes solutions for digital cable and satellite set-top boxes; high definition television; cable and digital subscriber line modems and residential gateways; high-speed transmission and switching for local, metropolitan, wide area and storage networking; home and wireless networking; cellular and terrestrial wireless communications; Voice over Internet Protocol gateway and telephony systems; broadband network and security processors; and SystemI/ OTMserver solutions.

      Broadcom was incorporated in California in August 1991. Our principal executive offices are located at 16215 Alton Parkway, Irvine, California 92618-3616, and our telephone number at that location is (949) 450-8700. Our Internet address is www.broadcom.com. Information contained in our website is not incorporated by reference into and does not form any part of this prospectus.

USE OF PROCEEDS

      We do not expect to receive any cash proceeds when we issue Class A common stock registered by this prospectus.

EXPERTS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements (and schedule) included in our Annual Report on form 10-K for the year ended December 31, 2003, as set forth in their reports, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements (and schedule) are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

VALIDITY OF THE SECURITIES

      The validity of the shares being offered hereby will be passed upon for us by Latham & Watkins LLP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

      Broadcom’s Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law (the “California Law”). Under the California Law, a director’s liability to a company or its shareholders may not be limited with respect to the following items: (i) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which a director derived an improper personal benefit, (iv) acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the company or its shareholders, (v) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders, (vi) contracts or transactions between the company and a director within the scope of Section 310 of the California Law, (vii) improper distributions, loans and guarantees under Section 316 of the California Law, (viii) acts or omissions occurring prior to the date such provision eliminating or limiting the personal liability of a director became effective or (ix) acts or omissions as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to Broadcom’s shareholders for any violation by a director of the director’s fiduciary duty to Broadcom or its shareholders.

      Broadcom’s Articles of Incorporation also include an authorization for Broadcom to indemnify its “agents” (as defined in Section 317 of the California Law) through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, Broadcom’s Bylaws provide for indemnification of Broadcom’s directors. In addition, Broadcom may, at its discretion, provide indemnification to persons whom Broadcom is not obligated to indemnify, including its officers, employees and other agents. The Bylaws also allow Broadcom to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and executive officers and provide the maximum indemnification permitted by law. These agreements, together with Broadcom’s Bylaws and Articles of Incorporation, may require Broadcom, among other things, to indemnify these directors or executive officers (other than for liability resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court of competent jurisdiction that they are not entitled to indemnification, and to obtain directors’ and officers’ insurance if available on reasonable terms. Section 317 of the California Law and Broadcom’s Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 21.	Exhibits.

      See the Exhibit Index attached to this Registration Statement and incorporated herein by reference.

Item 22.	Undertakings.

      (a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

      (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, Broadcom Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, state of California, on the 7th day of May, 2004.

BROADCOM CORPORATION

By: /s/ ALAN E. ROSS

Alan E. Ross
President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALAN E. ROSS Alan E. Ross	Chief Executive Officer and President; Director (Principal Executive Officer)	May 7, 2004

/s/ HENRY SAMUELI Henry Samueli, Ph.D.	Chairman of the Board and Chief Technical Officer	May 7, 2004

/s/ WILLIAM J. RUEHLE William J. Ruehle	Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2004

/s/ BRUCE E. KIDDOO Bruce E. Kiddoo	Vice President and Corporate Controller (Principal Accounting Officer)	May 7, 2004

* George L. Farinsky	Director	May 7, 2004

* John Major	Director	May 7, 2004

* Robert E. Switz	Director	May 7, 2004

* Werner F. Wolfen	Director	May 7, 2004

*By:	ALAN E. ROSS Alan E. Ross as attorney-in-fact

      Alan E. Ross was appointed the lawful attorney-in-fact with power and authority to execute this Amendment No. 1 to Registration Statement on behalf of the officers and directors named above pursuant to the power of attorney incorporated into the signature pages at the time of the initial filing of this registration statement.

BROADCOM CORPORATION

REGISTRATION STATEMENT ON FORM S-4

EXHIBIT INDEX

Exhibit No.		Description

5.1	*	Opinion of Latham & Watkins LLP.
23.1		Consent of Ernst & Young LLP, Independent Auditors.
23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).
24.1	*	Power of Attorney (included on page II-4 to the initial filing of this registration statement).

*	Previously filed.